EXHIBIT 15.1

CHINA NATURAL RESOURCES, INC. ANNOUNCES THE CLOSING OF REGISTERED DIRECT PLACEMENT OF

$3.27 MILLION OF COMMON SHARES AND PRIVATE PLACEMENT WARRANTS

HONG KONG, February 21, 2024 – CHINA NATURAL RESOURCES, INC. (NASDAQ: CHNR) (the “Company”) today announced that it closed the registered direct placement of approximately $3.27 million of common shares at a price of $2.20 per share on February 21, 2024, as previously announced on February 16, 2024. The Company issued a total of 1,487,870 common shares to the institutional investors participating in the offering. In a concurrent private placement, the Company also issued warrants (“Warrants”) to the investors, initially exercisable for the purchase of up to 1,115,903 common shares at an exercise price of $3.00 per share, which Warrants have a term of 42 months from the date of issuance.

The net proceeds from this offering will be used for general corporate purposes.

FT Global Capital, Inc. acted as the exclusive placement agent for the transactions.

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP acted as counsel to the Company and Sheppard Mullin Richter & Hampton LLP acted as counsel to the placement agent in connection with the transactions. PacGate Law Group provided due diligence services to the placement agent in connection with the transactions.

The common shares are being offered through a prospectus supplement which is a part of the Company’s effective shelf registration statement and the base prospectus contained therein. A shelf registration statement (SEC Filing No. 333-268454), declared effective by, the Securities and Exchange Commission (the “SEC”) on February 10, 2023 and including an accompanying prospectus supplement dated February 21, 2024. The offering of the common shares only was made by means of the prospectus supplement.

The prospectus supplement and accompanying prospectus relating to the registered direct offering was filed with the SEC and is available on the SEC's website located at http://www.sec.gov.

For further details of this transaction, please see the Form 6-K to be filed with the SEC.

About China Natural Resources:

China Natural Resources, Inc. (NASDAQ: CHNR) is currently a holding company that operates in two reportable operating segments: wastewater treatment and exploration and mining. Upon the completion of Precise Space-Time Technology disposition on July 28, 2023, the Company is engaged in the acquisition and exploitation of mining rights in Inner Mongolia, including exploring for lead, silver and other nonferrous metal, and is actively exploring business opportunities in the healthcare and other non-natural resource sectors. China Natural Resources recently agreed to acquire Williams Minerals, which operates a lithium mine in Zimbabwe, for a maximum consideration of US$1.75 billion. While there is no guarantee, the acquisition of Williams Minerals is expected to close in 2024. Williams Minerals is owned by China Natural Resources’ controlling shareholder, Feishang Group Limited, and a non-affiliate, Top Pacific (China) Limited.

Forward-Looking Statements:

This press release contains certain statements that may include “forward-looking statements.” All statements other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on the SEC’s website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the applicable securities laws, the Company does not assume a duty to update these forward-looking statements.

Company Contact

Zhu Youyi, Chief Financial Officer

Phone:

011-852-2810-7205

Email:

cfo@chnr.net